EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Legacy Reserves LP

Midland, TX

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-149251 and 333-150111) and Form S-8 (No. 333-144586) of Legacy Reserves LP of our reports dated March 5, 2009, relating to the consolidated financial statements and the effectiveness of Legacy Reserves LP’s internal control over financial reporting appearing in the Partnership’s annual report on Form 10-K for the year ended December 31, 2008.

/s/ BDO Seidman, LLP
Houston, TX
March 5, 2009